Exhibit 3.1

Office of the Minnesota Secretary of State

Minnesota Business & Nonprofit Corporations

Amendment to Articles of Incorporation

Minnesota Statutes, Chapter 302A or 317A

Read the Instructions before completing this form.

Filing Fee: $55 for expedited service in-person and online filings, $35 for mail

1.    Corporate Name: (Required)

Rimage Corporation

List the name of the company prior to any desired name change

2.    This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

9/16/13
Format (mm/dd/yyyy)

3.    The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE            1

The name of this Corporation is Qumu Corporation.

4.    This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

5.    I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ James R. Stewart	9/4/13
Signature of Authorized Person or Authorized Agent	Date